UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2010

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, IL	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2010, CF Industries Holdings, Inc. (the “Company”), the Company’s wholly-owned subsidiary CF Industries, Inc. (“CFI”) and certain other wholly-owned subsidiaries of the Company (the “Subsidiary Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”), as representative of the several underwriters named therein (the “Underwriters”), and BMO Capital Markets Corp., as “qualified independent underwriter” within the meaning of Section (f)(12) of Rule 2720 of the NASD Conduct Rules of the Financial Industry Regulatory Authority, Inc.  Pursuant to the Underwriting Agreement, CFI agreed to issue and sell to the Underwriters, for resale to the public, $800,000,000 aggregate principal amount of 6.875% senior notes due 2018 (the “2018 Notes”) and $800,000,000 aggregate principal amount of 7.125% senior notes due 2020 (the “2020 Notes” and, together with the 2018 Notes, the “Notes”), at a public offering price of 100% of the aggregate principal amount of the Notes.

The sale of the Notes contemplated by the Underwriting Agreement was consummated on April 23, 2010.  The net proceeds from the sale, after deducting the underwriting discounts and estimated offering expenses, are estimated to be approximately $1.55 billion and will be used (i) to repay in full all outstanding borrowings (approximately $648 million as of April 23, 2010) under the senior Bridge Loan Agreement, dated as of April 5, 2010, among the Company, as a guarantor, CFI, as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc. (“MSSF”), as agent for such lenders and as collateral agent (the “Bridge Loan Agreement”), and (ii) to repay a portion of the outstanding term-loan borrowings under the senior Credit Agreement, dated as of April 5, 2010, among the Company, as a guarantor, CFI, as borrower, the lenders party thereto and MSSF, as agent for such lenders and as collateral agent (the “Credit Agreement” and, together with the Bridge Loan Agreement, the “Loan Agreements”).

The Notes were offered and sold pursuant to the Registration Statement on Form S-3 (File Nos. 333-166079 and 333-166079-01 through 333-166079-21) filed with the Securities and Exchange Commission by the Company, CFI and the Subsidiary Guarantors on April 15, 2010.

Certain of the Underwriters and their affiliates, in the ordinary course of their business, have in the past provided to the Company and its affiliates and may from time to time in the future provide to the Company and its affiliates certain commercial banking, financial advisory, investment banking and other services, for which they have received and may continue to receive customary fees and commissions.  MSSF and Morgan Stanley Bank, N.A., affiliates of Morgan Stanley, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., one of the Underwriters, are lenders under credit facilities of the Company, including the Loan Agreements, and will receive their pro rata portion of the proceeds from the Company’s sale of the Notes used to repay borrowings under the Loan Agreements.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.04 by reference.

CFI’s receipt of proceeds from the sale of the Notes pursuant to the Underwriting Agreement triggered a mandatory repayment obligation under each of the Bridge Loan

Agreement and the Credit Agreement. The application of the net proceeds from the sale of the Notes to repay outstanding borrowings under the Loan Agreements, as described in Item 1.01 of this Current Report on Form 8-K, will include amounts constituting such mandatory repayments.

Item 8.01 Other Events.

In connection with the April 23, 2010 closing of the offering and sale of the Notes, a legal opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP are filed as Exhibits 5.1 and 23.1, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

1.1

Underwriting Agreement, dated April 20, 2010, among CF Industries Holdings, Inc., CF Industries, Inc., certain other subsidiaries of CF Industries Holdings, Inc. named therein, Morgan Stanley & Co. Incorporated, as representative of the several underwriters named therein, and BMO Capital Markets Corp., as qualified independent underwriter

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2010	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
	Name:	Douglas C. Barnard
	Title:	Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1

Underwriting Agreement, dated April 20, 2010, among CF Industries Holdings, Inc., CF Industries, Inc., certain other subsidiaries of CF Industries Holdings, Inc. named therein, Morgan Stanley & Co. Incorporated, as representative of the several underwriters named therein, and BMO Capital Markets Corp., as qualified independent underwriter

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibit 5.1)